Exhibit 99

ABX AIR, INC. REPORTS FIRST QUARTER REVENUES AND EARNINGS

WILMINGTON, Ohio – May 9, 2006 - ABX Air, Inc. (NASDAQ:ABXA) reported today improved revenues and earnings for the quarter ended March 31, 2006. For the first quarter of 2006, ABX Air’s net earnings increased 14.3% to $8.1 million, or $0.14 per diluted share, compared with $7.1 million, or $0.12 per diluted share in the first quarter of 2005. Revenues increased 6.5% to $369.2 million compared with $346.6 million in the first quarter of last year.

Earnings for 2006 were bolstered by improved productivity for ABX Air’s service operations for DHL and higher interest income.

“Our operating results reflect the success of our initiatives to drive down costs and improve the productivity of our sort, line-haul and airline operations for DHL, while setting a new record for on-time service during the first quarter,” stated Joe Hete, President and CEO of ABX Air. “By improving productivity and achieving nearly 100% of our cost-related goals under both agreements, our incremental mark-up under those agreements more than doubled to $1.5 million in the first quarter this year, compared with $0.6 million during the first quarter of 2005.”

Results Associated with the DHL Agreements

ABX Air has two commercial agreements with DHL: the aircraft, crew, maintenance and insurance agreement (“ACMI agreement”), and a hub and line-haul services agreement (“Hub Services agreement”). Under each agreement, ABX Air earns a base mark-up of 1.75% on eligible costs and can earn incremental mark-ups for meeting certain quarterly cost-related goals as well as other annual cost-related and service goals. Any earnings from attainment of annual cost-related and service-related goals are recognized in the fourth quarter.

ABX Air’s net earnings from its two commercial agreements with DHL were $5.3 million during the first three months of 2006, up from $5.1 million in the first three months of 2005. The 2006 results included $3.7 million from the base mark-up and $1.5 million in incremental mark-up, representing approximately 100% of the maximum, cost-related incremental mark-up possible under the two agreements. Incremental mark-up totaled $0.7 million from the ACMI agreement and $0.8 million from the Hub Services agreement in the first quarter of 2006.

“ABX and DHL worked closely to optimize line-haul and aircraft routing and remove costs from the ground network,” stated Hete. “These measures, coupled with aggressive management of labor resources after the holiday season helped us to achieve a high level of incremental earnings,” added Hete.

Results from Non-DHL Operations

Charter revenues grew 78.0% to $3.9 million for the first quarter of 2006 compared with $2.2 million in the first quarter of 2005. Charter revenue growth reflects the strong demand for Boeing 767 freighter aircraft that were placed in service in the second quarter of 2005. Charter earnings of $0.2 million and profit percentages for the first quarter of 2006 were consistent with the first quarter of 2005. Compared to the fourth quarter of 2005, charter earnings were down $0.3 million due to reductions in customer flight hours immediately after the holiday season. As a result, earnings during the first quarter of 2006 were negatively impacted until additional customers were contracted, new stations established and flight hours rebounded.

“Demand for our Boeing 767 cargo aircraft is very strong. We look forward to bringing more of these aircraft into our charter operations later this year, giving us the opportunity to expand our customer base and improve our earnings,” noted Hete.

Other, non-DHL revenues increased $0.2 million to $4.5 million in the first quarter of 2006 compared to the first quarter of 2005. Earnings from other non-DHL activities declined slightly during the first quarter of 2006 compared to the first quarter of 2005 due to additional administration and other expenditures for supporting and expanding non-DHL business opportunities.

Outlook/Other Items

Hub Services Reductions

The Company reported in March 2006 that DHL intends to reduce the level of services provided under the Hub Services agreement during 2006. The planned reductions include the truck line-haul network currently managed by ABX and a regional hub facility in Allentown, Pa. Management of the line-haul network was transitioned to DHL on May 1, 2006. The Company projects that the Allentown hub will be transitioned in the Fall of 2006, concurrently with the opening of a new automated facility at that location. Approximately 17.3% of ABX Air’s net income during the first quarter of 2006 was derived from the line-haul and Allentown operations.

Aircraft Fleet Consolidation

As previously reported, DHL indicated in November of 2004 that it intended to remove twenty-six aircraft that ABX Air operates on its behalf by the end of 2005. Since November of 2004, seven aircraft have been removed from active service under the ACMI agreement by DHL. While a reduction in scheduled routes flown by ABX Air was implemented in September 2005, ABX Air has not received further notification from DHL of the release of specific aircraft from the ACMI agreement. The timing and number of additional aircraft reductions are at the discretion of DHL.

Mark-up Potential Under the DHL Agreements

The two commercial agreements with DHL specify that ABX Air can earn both quarterly cost-related mark-ups and additional, annual cost-related and service-related mark-up revenues based on its performance against specific goals. No incremental mark-up from the annual cost and service goals was included in our revenue for the first quarter of 2006. These annual mark-ups, to the extent earned, are recorded in the fourth quarter of the year.

In March 2006, ABX Air and DHL agreed to additional performance incentives for 2006 beyond the existing contractual incentives in the event ABX Air can achieve very significant cost reductions under the commercial agreements. Achievement of these additional incentives will be extremely difficult. Also, in March 2006, ABX announced that it agreed to discuss with DHL possible modifications to both the ACMI and Hub Services agreements that could increase both the potential risk and potential reward to ABX Air for achieving certain performance milestones. Those discussions have not yet yielded any modifications to either agreement. If such modifications occur, they could affect ABX Air’s incremental returns under those agreements in 2006 and beyond. Further, DHL agreed to modify loan covenants under the Note Payable to DHL to relax restrictions on ABX Air’s ability to repurchase its stock subject to an annual limit. The annual repurchase limit has not been determined by ABX Air and DHL.

Conference Call:

ABX Air will host a conference call to review its financial results for the first quarter of 2006 on Tuesday, May 9, 2006, at 3 PM Eastern Time. Participants should dial (866) 510-0676 and international participants should dial (617) 597-5361 ten minutes before the scheduled start of the call and ask for conference ID #13384136. The call will also be webcast live (listen-only mode) via either www.abxair.com or www.earnings.com for individual investors and

www.streetevents.com for institutional investors. A replay of the conference call will be available an hour after the conclusion of the call. It will be available by phone for five days after the call at (888) 286-8010 (international callers (617) 801-6888); use pass code ID #76926413. The webcast replay will remain available via www.abxair.com or www.earnings.com for 30 days.

ABX Air, Inc. is a cargo airline with a fleet of 112 in-service aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. ABX Air became an independent public company effective in August 2003, as a result of the separation from its former parent company, Airborne, Inc., which was acquired by DHL Worldwide Express B. V. In addition to providing airlift capacity and sort center staffing to DHL, ABX Air provides charter and maintenance services to a diverse group of customers. ABX Air is the largest employer in a several county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause ABX Air’s actual results to differ materially from those indicated by such forward-looking statements. These factors include but are not limited to a significant reduction in the scope of services under the commercial agreements with DHL, maintaining cost and service level performance, the ability to generate revenues from sources other than DHL and other factors that are contained from time to time in ABX Air’s filings with the U.S. Securities and Exchange Commission, including ABX Air’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ABX Air’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Air undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ABX AIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
REVENUES	$369,165	$346,594
OPERATING EXPENSES:
Salaries, wages and benefits	164,765	142,460
Purchased line-haul	65,494	73,835
Fuel	61,338	58,717
Maintenance, materials and repairs	32,638	27,773
Depreciation and amortization	11,003	9,632
Landing and ramp	7,606	9,766
Rent	2,430	2,099
Other operating expenses	14,109	13,137

	359,383	337,419

	9,782	9,175
INTEREST EXPENSE, NET OF INTEREST INCOME	(1,689)	(2,092)

EARNINGS BEFORE INCOME TAXES	8,093	7,083
INCOME TAX EXPENSE	—	—

NET EARNINGS	$8,093	$7,083

EARNINGS PER SHARE:
Basic earnings per share	$0.14	$0.12

Diluted earnings per share	$0.14	$0.12

WEIGHTED AVERAGE SHARES:
Basic	58,270	58,270

Diluted	58,413	58,270

ABX AIR, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	March 31, 2006	December 31, 2005

ASSETS:
Cash	$61,362	$69,473
Accounts receivable, net	9,111	15,776
Other current assets	37,924	35,197

Total Current Assets	108,397	120,446
Property and equipment, net	394,350	381,645
Other assets	12,817	13,952

Total Assets	$515,564	$516,043

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities	$148,506	$162,269

Long-term Obligations	244,816	240,695
Stockholders’ Equity	122,242	113,079

Total Liabilities and Stockholders’ Equity	$515,564	$516,043

ABX AIR, INC.

EARNINGS SUMMARY

(In thousands)

	Three Months Ended March 31,
	2006	2005
REVENUES
DHL Contracts
ACMI
Base mark-up	$128,145	$122,698
Incremental mark-up	748	561

Total ACMI	128,893	123,259
Hub Services
Base mark-up	148,483	136,880
Incremental mark-up	792	80

Total Hub Services	149,275	136,960
Other Reimbursable	82,644	79,955

Total DHL	360,812	340,174
Charter	3,850	2,163
All other	4,503	4,257

Total Revenues	$369,165	$346,594
EXPENSES
DHL Contracts
ACMI	$126,054	$120,588
Hub services	146,863	134,526
Other Reimbursable	82,644	79,955

Total DHL	355,561	335,069
Charter	3,608	2,025
All other	3,047	2,744

Total Expenses	$362,216	$339,838
EARNINGS
DHL Contracts	$5,251	$5,105
Charter	242	138
All other	1,456	1,513
Interest Income	1,144	327

Total Earnings	$8,093	$7,083

Note: The results above for customers other than DHL do not reflect an allocation of overhead costs. The provisions of the commercial agreements with DHL do not require an allocation of overhead until such time as ABX derives more than 10% of its total revenue from non-DHL sources.